Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
APARTMENT INCOME REIT, L.P.
This Certificate of Amendment to the Certificate of Limited Partnership of Apartment Income REIT, L.P. (the “Partnership”), dated as of July 1, 2024, has been duly executed and is being filed by the undersigned, as the sole general partner of the Partnership, in accordance with the provisions of 6 Del. C. § 17-202, to amend the Certificate of Limited Partnership of the Partnership, which was initially filed with the Secretary of State of the State of Delaware on May 16, 1994, as amended by the Certificate of Amendment thereto, which was filed with the Secretary of State of the State of Delaware on March 13, 1995, as further amended by the Certificate of Amendment thereto, which was filed with the Secretary of State of the State of Delaware on October 18, 1995 and as further amended by the Certificate of Amendment thereto, which was filed with the Secretary of State of the State of Delaware on July 7, 2021 (as so amended, the “Certificate”).

1.   Name.   The name of the limited partnership is Apartment Income REIT, L.P.

2.  Amendment.  Article 3 of the Certificate is hereby amended and restated in its  entirety to read as follows:
“3.  The name and address of its General Partner is AIR-GP LLC, 4582 South Ulster Street, Suite 1700, Denver Colorado 802307.”

3.   Except as amended hereby, all the provisions of the Certificate share continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership of the Partnership as of the date first-above written.

Apartment Income REIT, L.P.
By: AIR-GP LLC as general partner
By:	/s/ Lisa R. Cohn
Name: Lisa R. Cohn
Title: President, General Counsel and Secretary